EXHIBIT 10.3

CONSULTING AGREEMENT

This Agreement is made as of Feb 15, 2024 by and between MavDB Consulting LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Consultant”) and Youneeq AI Technical Services (“Client”), in order to set forth the terms and conditions upon which Contractor is engaged by Client.

In consideration of the engagement of the Consultant by the Client, the above premises and agreements hereinafter set forth, the parties agree as follows:

1.	Services. Client hereby engages Consultant and Consultant accepts such engagement with Client to perform certain services as more specifically set forth in Section 3 below (the “Services”) upon the terms and subject to the conditions contained herein. Consultant shall, in providing the Services, devote such time and attention to the Services as requested by the Client or as determined in Consultant’s discretion is necessary to complete the Services. Consultant agrees that it and all of its employees and contractors, if any, shall observe all rules and policies of the Client and perform the Services in a professional, courteous and timely manner. Consultant shall not utilize subcontractors or otherwise contract out the performance of the Services to any third party except with the Client’s prior written consent.

2.	Consulting Fee. In consideration for the Services provided by Consultant to the Client, the Client shall pay the Consultant a consulting fee as set forth on Schedule A.

3.	Scope of Services. In consideration for the consulting fee to be paid by the Client to the Consultant, the Consultant shall provide the Client the scope of services set forth on Schedule B.

4.	Status as a Consultant.

(a)               The Consultant shall at all times act strictly and exclusively as an independent contractor and shall not be considered as having employee status under any law, regulation or ordinance or as being entitled to participate in or benefit under any plan or program established at any time by the Client for its employees. The Consultant shall have no managerial authority or responsibility of an officer or supervisor of the Client. The Consultant shall not have any authority to bind the Client to any contract or to commit the Client in any manner whatsoever. The Consultant shall not at any time hold itself out as a representative or agent of the Client.

(b)               Consultant will be treated as an independent contractor and not as an employee of the Client for federal, state and local income tax purposes. The Client will not (i) withhold or pay any federal, state or local income or FICA (social security) taxes from Consultant compensation; (ii) pay any FICA or federal and state unemployment insurance on Consultant behalf or on behalf of any of its employees; (iii) provide workers’ compensation insurance for Consultant or any of its employees; or (iv) cover Consultant any of its employees under any retirement, profit sharing or other employee benefit plan or program. Consultant shall pay all federal, state and local income and self-employment taxes on Consultant income, as required by law, and shall file all applicable returns and forms in connection therewith.

5.	Indemnification. To the maximum extent permitted by applicable law, the Consultant shall indemnify and hold harmless the Client and its officers, directors, employees, representatives and members and any client or customer of the Client for whose benefit Consultant performs any services (the “Client”) from any claims, demands, losses, liability, damages or expenses, including reasonable attorneys’ fees, arising in any way from (a) any activities of the Consultant outside the scope of this Agreement; (b) any breach by the Consultant of any of the terms or conditions of or representations and warranties of Consultant in this Agreement; (c) any failure on the part of Consultant or any of Consultant employees to pay any taxes, whether federal, state or local, and whether income, payroll or otherwise imposed upon Consultant compensation hereunder or otherwise; (d) any claims against the Client or Client by any of Consultant employees or consultant, including claims for wages or for benefits or compensation offered by the Client or Client to their respective employees; (e) any violation by Consultant or any of its employees or Consultant of any applicable laws, rules or regulations governing the provision of the Services; and (f) to the extent not covered in (a) through (e), Consultant performance of the Services provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property, including but not limited to, the loss of use resulting therefrom regardless of whether or not it is caused in part by the party indemnified hereunder. The Client may offset any sums due to the Consultant against any amounts due to the Client or Client pursuant to the foregoing indemnification. For purposes of this indemnification, any actions or omissions of any subcontractor of Consultant shall be deemed actions or omissions of Consultant.

6.	Performance of Services. The Consultant shall devote Consultant reasonable best efforts to the performance of the Services and shall perform the Services to the best of Consultant abilities. Consultant is retained on a nonexclusive basis and may engage in and simultaneously perform under any other contract while performing its obligations under this Agreement, provided that, such engagement or performance does not interfere with Consultant obligations under this Agreement. Consultant shall perform all work at Consultant own risk.

7.	Representations and Covenants of Contractor. The Consultant represents, warrants and covenants that: (a) Consultant is free to enter this Agreement and has made no agreement and has no obligation inconsistent with Consultant obligations hereunder; (b) neither Consultant, nor any of its employees or consultant, are in violation of, or shall violate, any written or oral agreement it, he or she is a party to as a result of Consultant entering into this Agreement and performing the Services; and (c) Consultant shall cooperate fully and provide assistance to the Client in the resolution and investigation of any complaint, claim, action or proceeding brought by or involving any of Consultants employees or consultants.

8.	Term. This Agreement shall become effective immediately upon execution hereof and may be terminated at the discretion of the consultant at anytime.

9.	Confidentiality.

(a)               “Confidential Information” shall mean all confidential and proprietary information of the Client , including without limitation, all information concerning the Client’s clients, prospective clients, client contact persons, business plans, finances, pricing, sales and marketing information, research strategies, techniques, products, services, software, code, applications, methods, essential ideas, employees and Consultants and confidential information of Clients which the Consultant receives or has access to as a result of performing the Services, in any form, whether written, oral or machine-readable. Confidential Information does not include information known to Contractor at the time of disclosure to Consultant by the Client as evidenced by written records or is publicly known and generally available through no wrongful act of Consultant.

(b)               All Confidential Information is the property of and confidential to the Client. Neither Consultant, nor its employees or consultant, shall, during Consultant engagement with the Client or at any time thereafter, directly or indirectly disclose, in whole or in part, Consultant Information to any person or entity for any reason or purpose whatsoever, except on behalf of the Client in accordance with the Client’s policies, or make use of any Confidential Information for its, his or her own purposes or for the benefit of any person or entity other than the Client in accordance with the Client’s policies. Consultant agrees to take all precautions necessary to safeguard all Confidential Information against unauthorized use or reproduction by third parties.

(c)               Upon the earlier of the Client’s request and the termination of Consultant’s engagement with the Client, Consultant shall immediately turn over to the Client all documents, papers and other material, including all copies thereof, in Consultant possession or under Consultant control, which may constitute, contain or be derived from Confidential Information, whether in written, digital or machine-readable form, together with all documents, notes and other work product which is connected with or derived from Consultant services to the Client.

10.	Insurance. Consultant agrees that it shall, at its own cost and expense, obtain and provide evidence of general liability and any other insurance coverage requested by the Client in amounts satisfactory to the Client from time to time upon the request of the Client.

11.	Survival. Upon the termination of this Agreement, all rights and duties of the parties toward each other shall cease, except Sections 5, 7, 9, and 12 through 19 herein shall survive.

12.	Entire Agreement. This Agreement embodies the entire agreement and understanding by and between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings, whether written, oral or otherwise, between the parties with respect to the engagement of the Consultant by the Client.

13.	Severability. If one or more of the provisions in this Agreement are deemed void by law, the remaining provisions will continue in full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the parties’ intent.

14.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Puerto Rico without regard to conflict of law principles.

15.	Jurisdiction. The parties hereto hereby consent to the jurisdiction of any court of competent jurisdiction located in San Juan, Puerto Rico for all purposes in connection with any legal proceeding between them relating to or arising out of this Agreement.

16.	Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other, except the Client may assign this Agreement and/or any of its rights, interests or obligations hereunder to any successor to all or a part of its business without the prior written consent of the Contractor.

17.	Third Parties. This Agreement is not intended to confer upon any other person or entity other than the parties hereto, Clients and the Client’s subsidiaries, parents and affiliates any rights or remedies hereunder.

18.	Waiver. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach of the same term or provision or a waiver of any other term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date above.

CONSULTANT:	CLIENT
MavDB Consulting LLC	Youneeq AI Technical Services Inc

/s/ David Joshua Bartch	/s/ Murray Galbraith
Name: David Joshua Bartch	Name:

SCHEDULE A

to

Consulting Agreement

Services Fee

The Services Fee that will be paid by the Client to the Consultant, in consideration of the Services to be provided by the Consultant to the Client – as set forth in Schedule B of this Agreement – consists of:

•	11,000,000 Common Shares to be registered in the S1 filed before or alongside the IPO
•	Payment of shares is due immediately upon execution of this agreement
•	$1,000,000 cash success fee paid on successful close of NASDAQ IPO

SCHEDULE B

to

ConsultingAgreement

Scope of Services

The services to be provided by the Consultant to the Client, in consideration of the Consulting Fee to be paid by the Client to the Consultant – as established in Schedule A of this Agreement –, consist of the following:

Capital Markets Consulting

Introductions to potential investors

Global markets consulting

NASDAQ IPO

Introduction to potential M&A targets

Introduction to service providers including but not limited to Investment

Banks, Underwriters, legal firms, governance experts and Auditors

Preparation of investor materials including but not limited to Investor decks and presentation if needed

Counseling and training on investment pitches and presentations

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